UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2012

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

(408) 349-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note:

This Form 8-K/A amends and updates the disclosures made in the Form 8-K filed by Yahoo! Inc. (the “Company”) on April 4, 2012.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 4, 2012, the Company filed a Form 8-K to disclose that it had begun notifying approximately 2,000 employees whose employment would be terminated as part of an overall plan to reshape the Company for the future. At that time, the Company estimated that it would incur pre-tax cash charges of $125 million to $145 million for severance pay and related cash expenditures and that it also may incur facilities, lease, and other charges. The Company was then unable to estimate the total charges it expected to incur in connection with this action.

The Company now estimates that it will incur total pre-tax charges of approximately $170 million to $200 million in connection with this action. That range includes the updated estimate of $120 million to $140 million of pre-tax cash charges for severance pay and related cash expenditures. In addition, total pre-tax charges include $50 million to $60 million of facilities, lease, and other charges, net of credits related to stock-based compensation expense.

The Company recognized $127 million of these total charges during the quarter ended June 30, 2012 and expects to recognize the remaining charges through June 30, 2013. Approximately $40 million to $70 million of the remaining charges are expected to result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Ronald S. Bell
	Name:	Ronald S. Bell
	Title:	Interim General Counsel and Secretary

Date: July 27, 2012